Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 of our report dated April 1, 2024, relating to the consolidated financial statements of AppTech Payments Corp. for the years ended December 31, 2023 and 2022, which includes an explanatory paragraph as to AppTech Payments Corp.’s ability to continue as a going concern which appears in the Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

San Diego, California

September 27, 2024